MANAGEMENT CONSULTING AGREEMENT

THIS MANAGEMENT CONSULTING AGREEMENT is made this 10th day of October, 2019 (the “Effective Date”), by and between Market Development Consulting Group, Inc. d/b/a MDC Group (“Consultant”), a Wisconsin corporation with mailing address 7845 N. Links Circle, Fox Point, Wisconsin 53217, and Synthesis Energy Systems, Inc., (“Company”), a Delaware corporation with principal executive offices located at One Riverway, Suite 1700, Houston, Texas, 77056.

WHEREAS, Consultant provides management consulting services; and

WHEREAS, Company wishes to retain Consultant to provide such services to Company on the terms and conditions set forth herein.

NOW THEREFORE, for the mutual promises and other consideration described herein, the parties hereto agree as follows:

1. Information to be furnished by Company. Company shall furnish Consultant with current public information about Company, including without limitation Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for Company’s most recently completed fiscal year, its most recent Annual Report to Shareholders, its most recent Proxy Statement and any other periodic or current reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 since the dates of those documents, and shall also provide any other public information reasonably requested by Consultant (“Company Information”). Consultant acknowledges that Company will, from time to time in the course of consulting with Consultant on press releases and other communications to the public and to broker/dealer and institutional investor networks, provide to Consultant nonpublic information. For so long as such information remains nonpublic or unless and until Company advises Consultant that such information no longer is material, Consultant shall refrain from trading in any securities of Company or advising others to do so and shall refrain from disclosing or disseminating such information to any other party except as directed and approved by Company.

Company shall be responsible to assure Company Information accurately and fairly presents the financial condition and results of operations of Company as of the dates indicated thereon. Consultant shall have no liability for any misstatement or omission in Company Information, and Company shall be obligated to indemnify and defend Consultant against any claim, action or proceeding brought by any party against Consultant asserting such third party has been injured as a result of any such misstatement or omission. The preceding indemnification in favor of the Consultant solely applies with respect to the Consultant’s use of Company Information.

2. Management Consulting Services. Consultant shall assist Company’s management in developing and executing its investor relations and corporate communications strategy, as set forth on Schedule A hereto (the “Scope”). Both Consultant and Company recognize that the Scope will be a significant undertaking and commitment of time on both parties. While the relationship between Company and Consultant is not an employer/employee relationship, and although not exclusive, Consultant further agrees that the Scope will be a primary focus of Consultant’s time and effort.

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Consultant is an independent contractor and is not an officer, employee, servant, agent, partner or joint venturer of Company. In the performance of services under this Agreement, Consultant’s Staff shall not be, and shall not hold themselves out to be, an officer, employee, servant, agent, partner or joint venturer of Company and shall have no authority to legally bind Company unless expressly authorized to do so in writing by an authorized executive officer of Company. Consultant warrants that the services to be provided hereunder will not cause a conflict with any other duties or obligations of Consultant to third parties.

3. Term and Termination. This Agreement shall become effective as of the date written above, and shall remain in effect for one calendar year until the close of business on September 30, 2020 (“Expiration Date”). Thereafter, this Agreement automatically shall renew for successive one-year terms, unless either party provides the other with at least thirty (30) days advance written notice of non-renewal. Furthermore, Company and Consultant shall complete an annual review 30 days prior to each 12-month anniversary date of the Effective Date. During such review, the parties agree to use reasonable efforts to jointly assess Company’s investor relations and corporate communications performance, address needs and deficiencies and develop updated objectives for the effort. Should the parties not reach mutual agreement on the update objectives, then either party may choose to terminate this Agreement with 30 days written notice. Upon any such termination, expiration or non-renewal of this Agreement, the parties hereto shall have no further duty or obligations hereunder; provided that Company shall remain obligated to defend and indemnify Consultant as described in paragraph 1 of this Agreement and to make any payments of monthly retainer fees and reimbursable expenses pursuant to paragraph 4 and paragraph 5 which remain unpaid as of the effective date of expiration or non-renewal.

4. Compensation for Services.

(a) Consulting Fee. For the initial 6 months of the term of this Agreement or until the Company’s contemplated Reverse-Merger Transaction between the Company and Australian Future Energy Pty Ltd, closes (“Reverse-Merger”), Company shall pay to Consultant a monthly fee of US $10,000.00. Thereafter, the Company shall pay to Consultant a monthly fee of US $25,000.00. Depending on the Reverse-Merger closing date, the increase of the monthly fee shall be paid on a pro-rata basis for the month of the transaction.

The monthly fee shall be due and payable by the Company upon execution of this agreement and thereafter in advance on the first (1st) calendar day (or next business day thereafter) of each calendar month (commencing November 1, 2019) throughout the term of the Agreement (the “Payment Date”). Failure by Company to pay the monthly fee on any Payment Date shall entitle Consultant to cease providing services pursuant to this Agreement unless and until said payment (together with any applicable late payment fee or penalty) is tendered in full, in addition to any other rights or remedies Consultant may have under this Agreement, at law or in equity, on account of such late payment. Payment of the monthly fee shall be made on each Payment Date pursuant to this agreement, without further notice or invoice by Federal Funds Wire to Consultant.

Any payment made more than thirty (30) days after the Payment Date will be subject to an interest charge at the rate of 18% per year from the Payment Date until the date paid or, if less, the maximum legal rate permissible under applicable law.

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(b) Engagement Shares. Upon execution of this Agreement Company shall issue 70,000 Shares of the Company’s common stock to Consultant with all voting rights thereto and holding periods under Rule 144 to commence upon issuance. Consultant agrees not to seek registration of these 70,000 shares until the earlier of six months or closing of the proposed Reverse-Merger. Upon closing of the proposed Reverse-Merger , Company shall issue an additional 30,000 Shares of the Company’s common stock to Consultant with all voting rights thereto and holding periods under Rule 144 to commence upon issuance. Prior to the issuance of the shares, the Company shall have taken all steps necessary to assure that such shares will constitute duly authorized, fully-paid upon issuance, non-assessable, validly issued and outstanding shares of the Company’s Common Stock. The Company also shall have taken all steps necessary to assure that the shares have been authorized for issuance by the Board of the Company to the extent necessary.

(c) Common Stock Warrant. Upon execution of this agreement, Company shall grant to Consultant a common stock warrant (the “Warrant”) entitling Consultant to purchase up to 300,000 shares of common stock of Company at $3.00 per share. The Warrant expires on September 30, 2029 and is freely assignable in whole or in part by Consultant. Said Warrant to contain a mutually acceptable blocker clause limiting the Consultant’s ability to at any time acquire more than 4.9% of the Company’s common stock without the Company’s written approval.

On each anniversary of this Agreement prior to the Expiration Date, Company shall further grant to the Consultant an additional common stock warrant (“Anniversary Warrant Grant”) (which together with the original Warrant shall be known as the “Warrants”), entitling the Consultant to purchase that number of shares of Company Common Stock which is equal to 1% of the sum of (a) the number of then outstanding shares of Company Common Stock, plus (b) the number of shares of Company Common Stock underlying then outstanding warrants, options and other derivative rights for the purchase of Company Common Stock which are at that time both immediately exercisable and in the money. The exercise price of each such Anniversary Warrant shall be equal to the average closing price over the twenty consecutive trading days immediately preceding the Anniversary. Each Warrant shall be fully exercisable immediately, shall have a term of ten years, and shall be freely assignable in whole or in part by Consultant.

Concurrent with the execution of this Agreement and concurrent with the issuance of any Anniversary Warrant Grants, the parties shall prepare or cause to be prepared, execute and deliver to each other a mutually acceptable form of Common Stock Warrant Agreement representing Company’s grant of all warrants described in the foregoing. The agreement shall contain customary terms and conditions, including without limitation provisions for cashless exercise.

Company shall have reserved from shares of its common stock held in treasury or from authorized and unissued shares of its common stock, or from a combination of the two, a sufficient number of shares of common stock to support the exercise of the Warrants in full, and prior to delivery of the Warrants, Company shall have taken all steps necessary to assure that such shares, upon issuance in connection with the exercise of the relevant Warrant, will constitute duly authorized, fully-paid, non-assessable, validly issued and outstanding shares of common stock of Company. Company also shall have taken all steps necessary to assure that the shares underlying the Warrants have been approved upon issuance for quotation or listing in the quotation system or on the stock exchange on or through which Company’s common stock is traded. Consultant understands that Company’s common stock presently is quoted on the NASDAQ Global Market. The Warrants shall survive the expiration or termination of this Agreement.

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During the term of this Agreement and for so long thereafter during which there remain outstanding any Warrants granted to Consultant under this Agreement or any shares of Company Common Stock acquired through the exercise of any such Warrants which at that time remain subject to resale restrictions on account of having been issued in an unregistered transaction(s), the holder(s) of such Warrant(s) and shares shall have piggyback registration rights with respect to all such outstanding shares and all shares underlying such unexercised Warrants (together the “Outstanding Warrant Shares”). More specifically, if at any time during which any Warrant Shares remain outstanding and are subject to resale restrictions on account of having been issued in an unregistered transaction(s), Company files any registration statement for the issuance, sale and/or resale of any shares of its capital stock of the same class as the such Warrant Shares, then Company shall be obligated to include in such registration statement the resale of all such Warrant Shares by the holder(s) thereof. These piggyback registration rights shall be explicitly provided for in the Common Stock Warrant Agreement(s) described above.

Consultant’s exercise of any such piggyback registration rights shall be subject to the following conditions and restrictions:

(i) If such rights are exercised in connection with an underwritten offering of shares of capital stock of Company, then Company shall not be required to include any Warrant Shares in such underwritten offering unless Consultant accepts the terms of the underwriting as agreed upon between Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of Company’s capital stock offering;

(ii) For the avoidance of doubt, in no event shall Company be required to file a post-effective amendment to any registration statement currently in effect as of the date of this Agreement in order to accommodate Consultant’s exercise of the piggyback registration rights granted pursuant to this Section 4 of this Agreement; and

(iii) The piggyback registration rights described in this Section 4 of this Agreement shall not apply with respect to any Warrant Shares which Consultant may sell pursuant to Rule 144(k) or which Consultant otherwise may sell in compliance with the Securities Act of 1933, as amended, and applicable state securities laws without volume, manner of sale or other limitations or restrictions.

5. Reimbursement for Expenses. Company shall reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in connection with performing services pursuant to this Agreement, including without limitation travel, meals, lodging, mobile telephone, and long distance telephone. Notwithstanding the forgoing, any individual expenses in excess of $2,000 or monthly expenses in the aggregate in excess of $5,000 must be pre-approved by Company in writing or such expense may be disallowed. Company agrees to make reimbursement payments for out-of-pocket expenses upon receipt of Consultant’s invoice. Any reimbursement payments owed but not made within fifteen (15) days following the Company’s receipt of invoice shall accrue interest from the invoice date at the rate of 18% per year, or, if less, the maximum rate permitted under applicable law.

6. Consultant’s Representations and Warranties. Consultant represents and warrants to Company that Consultant has all requisite power and authority and has taken all actions necessary to authorize the execution, delivery and performance by it of this Agreement. This Agreement constitutes the valid and binding obligations of Consultant, enforceable against Consultant in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the rights of creditors generally and for general principles of equity.

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EXCEPT AS STATED IN THE PRECEEDING PARAGRAPH, CONSULTANT MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE QUALITY OF SERVICES TO BE PROVIDED HEREUNDER OR ANY RESULTS TO BE ACHIEVED, AND HEREBY EXPRESSLY DISCLAIMS THE EXISTENCE OF ANY SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CONSULTANT SHALL HAVE NO LIABILITY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY COMPANY OTHER THAN SUCH DAMAGES WHICH RESULT FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD ON THE PART OF CONSULTANT.

7. Company’s Representations and Warranties. Company represents and warrants to Consultant that except as specifically provided for in the next paragraph, Company has all requisite corporate or other power and authority, and has taken all corporate or other actions necessary to authorize, the execution, delivery and performance by it of this Agreement. This Agreement constitutes, and upon execution and delivery the Warrant will constitute, the valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the rights of creditors generally and for general principles of equity.

8. Termination for Cause. This Agreement may be terminated by Company prior to the Expiration Date only for Cause, as defined below. Such termination for Cause shall not affect:

(a) Consultant’s rights or Company’s obligations with respect to any Warrants granted to Consultant prior to such termination, as described in paragraph 4(b) of this Agreement;

(b) Company’s obligation to indemnify Consultant as described in paragraph 1 of this Agreement; or

(c) Company’s obligation to reimburse Consultant for expenses pursuant to paragraph 4 and paragraph 5 of this Agreement which remain unpaid as of the effective date of such termination.

For purposes of this Agreement, “Cause” means any of the following: (i) Consultant or its President breaches any provision(s) of this Agreement and Consultant fails to cure such breach to the reasonable satisfaction of Company within thirty (30) calendar days following Consultant’s receipt of written notice from Company specifying the asserted breach; (ii) the conviction (or plea of nolo contendere or equivalent plea) of a felony by Consultant or its President (which, through lapse of time or otherwise, is not subject to appeal); (iii) Consultant or its President commits fraud, willful misconduct or gross negligence while providing the Services or fulfilling its obligations under this Agreement; (iv) an act of personal dishonesty taken by Consultant or its President that is intended to result in personal enrichment of Consultant or its President at the expense of Company or a Company affiliate; or (vi) any representation made by Consultant in this Agreement proves to be materially inaccurate and Consultant fails to cure (if curable) such misrepresentation to the reasonable satisfaction of Company within thirty (30) calendar days of Consultant’s receipt of written notice from Company specifying the asserted misrepresentation.

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9. Confidentiality Covenant of Consultant

(a) Consultant acknowledges that his relationship with Company is one of high trust and confidence and that in the course of Consultant’s service to Company its Staff will have access to and contact with Proprietary Information, as defined below. Consultant agrees that they will not, during the term of this Agreement or at any time thereafter, disclose to others, or use for Consultant’s benefit or the benefit of others, any Proprietary Information. Notwithstanding the foregoing, Consultant’s obligations under this Section 9 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 9, (ii) is generally disclosed to third parties by Company without restriction on such third parties, or (iii) is approved for release by written authorization of the President and Chief Executive Officer of Company.

(b) Upon the termination or expiration of this Agreement for any reason, Consultant shall deliver to Company business records in Consultant’s possession which contain Proprietary Information.

(c) For purposes of this Agreement, “Proprietary Information” means information which is used in the business of Company and (i) is designated as Proprietary Information by Company; (ii) is known by Consultant to be considered confidential by Company; (iii) from all the relevant circumstances should reasonably be assumed by Consultant to be confidential and proprietary to Company, or (iv) relates to the SES Gasification Technology based on U-GAS® coal gasification technology and its use in the manufacture of synthesis gas and other energy products (and any work product resulting from or related thereto), any Invention, formula, vendor information, customer or client information, trade secret, process, methodology, research, report, technical data, know how, computer program, software, software documentation, design, technology, marketing or business plan, forecast, unpublished financial statements or budgets, or license, price, cost or employee list that is communicated to, learned of, developed or otherwise acquired by Consultant in the course of his service as a consultant to Company. Failure to mark any writing as proprietary or confidential shall not affect the proprietary or confidential nature of such writing or the information contained therein.

10. Insurance. Company shall include Consultant as a named insured under the director and officer insurance policy it maintains for its directors and officers.

11. Miscellaneous. Neither party may assign its rights or duties under this Agreement without the express prior written consent of the other party, except that (i) either party may assign all of its rights hereunder together with all of its obligations hereunder to any third party with which it may merge or consolidate or to a purchaser of substantially all of the assets of such party and (ii) Consultant may, without Company’s consent, assign to any party affiliated with Consultant or to any independent contractor who renders services to Consultant in connection with Consultant’s performance of this Agreement Consultant’s right to receive all or any portions of the Monthly Consulting Fee, Warrants and reimbursable expenses due and owing to Consultant.

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“Company” as used in this Agreement, shall mean Synthesis Energy Systems, Inc. and all of its wholly owned subsidiaries.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The terms of this Agreement may be altered only by written agreement between the parties. The failure of either party to object to or take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach, or of any future similar violation or breach.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its provisions governing choice of law.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the Effective Date.

Synthesis Energy Systems, Inc.		MDC Group

By:	/s/ Robert Rigdon	By:	/s/ David E. Castaneda
	Robert Rigdon, President & CEO		David E. Castaneda, President

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SCHEDULE A

Scope of Consultant's Responsibilities

(a)	Responsible for effective, efficient and comprehensive communications strategy to current and potential shareholders;

(b)	Serve as advisor to Company management and primary point of contact for media and shareholder relations;

(c)	Maintain, update and expand investor roster;

(d)	Manage the process around earnings releases and investor conference calls such as introductions and Safe Harbor Statements;

(e)	Overall management and guidance for Company market and investor awareness initiatives; and

(f)	Participate either in person or by conference call with Company management and possibly outside counsel for frequent information updates on Company activities.

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